CSW
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CENTRAL AND SOUTH WEST CORPORATION
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News Release

1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas, Texas 75266-0164



                               Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                               Central and South West Service, Inc., Dallas
                                 and Tulsa
                               CSW Communications, Inc., Austin CSW Credit,
                               Inc., Dallas CSW Energy, Inc., Dallas CSW
                               International, Inc., Dallas CSW Leasing, Inc., Dallas EnerShop Inc., Dallas SEEBOARD plc, Crawley, West Sussex, U.K.


                       CENTRAL AND SOUTH WEST CORPORATION
                         REPORTS FOURTH QUARTER RESULTS

        Dallas, Texas (January 23, 1997) -- Central and South West Corporation (NYSE:CSR) reported consolidated earnings for the three-month period ended December 31, 1996 of $0.28 per share compared to $0.32 per share for the same period a year ago. Earnings per share for the twelve months ended December 31, 1996 were $2.07 compared to $2.10 for the corresponding period last year.
        CSW's 1996 earnings reflect management's judgment concerning the effect of the probable outcome of the pending rate case for Central Power and Light Company, a wholly owned subsidiary of CSW, after giving consideration to a proposal for decision issued by the rate case administrative law judge on January 21, 1997. The CPL rate case did not have a material effect on 1996 recurring operations for CSW or CPL. During the fourth quarter of 1996, CPL also recorded a non-recurring after-tax reserve of approximately $10 million for potentially disallowed regulatory assets. The Texas PUC is expected to issue its final order for the CPL rate case in March 1997.
        CSW completed the acquisition of SEEBOARD, a United Kingdom electric company, in 1996. SEEBOARD, a wholly owned subsidiary of CSW in 1996, contributed 50 cents per share to earnings for the year ended December 31, 1996 after contributing 5 cents for the fourth quarter of 1995 based on CSW's proportionate ownership of SEEBOARD in the fourth quarter of 1995. During 1996 SEEBOARD's operations were strong and the refinancing of its acquisition debt was completed.
        Earnings for the quarter ended December 31, 1996 decreased to $59 million from $62 million for the same quarter a year ago due primarily to restructuring charges, the loss of Mirror CWIP earnings from CPL, the regulatory asset reserve for the pending CPL rate case and the loss of earnings from Transok, a natural gas marketing and pipeline company which was sold in June 1996. Partially offsetting these factors were the addition of earnings from SEEBOARD and a final adjustment to the gain on the sale of Transok. Increases in non-fuel electric revenue, operations and maintenance and depreciation and amortization were offset by adjustments recorded by CPL in the fourth quarter of 1996 reflecting management's judgment concerning the probable outcome of CPL's pending rate case.
        Net income for common stock for the twelve months ended December 31, 1996 increased to $429 million from $402 million due primarily to the gain from the sale of Transok, the additional earnings from SEEBOARD, charges recorded in 1995 related to the termination of the El Paso merger, the effect of the CPL 1995 base rate case settlement and increased non-fuel electric revenue from increased usage, customer growth and weather-related demand. The increase was partially offset by the recording of reserves in 1996 for certain investments and contingencies, restructuring charges, the 1996 CPL fuel settlement, the regulatory asset reserve for the pending CPL rate case and tax adjustments made in 1995. Increased depreciation and amortization, increased operations and maintenance and the loss of Mirror CWIP from CPL earnings also partially offset the increase in earnings for the twelve month period. Increases in non-fuel electric revenue, operations and maintenance and depreciation and amortization were offset in part by adjustments recorded by CPL in the fourth quarter of 1996 reflecting management's judgment concerning the probable outcome of CPL's pending rate case.
        Retail kilowatt-hour sales at Central and South West's U.S. utilities increased 4.0% and 4.9% for the three and twelve months ended December 31, 1996, respectively, over the corresponding periods last year, reflecting KWH sales growth from all customer classes. Favorable weather, except in the third quarter of 1996 and increased usage, primarily by residential customers, both contributed to the KWH sales growth.

      The following table summarizes major earnings variances, net of tax, from 1995 to 1996 for the periods ending December 31, 1996:

                                             QUARTER           12ME
1995 REPORTED EARNINGS PER SHARE:             $0.32           $2.10

INTERNATIONAL OPERATIONS
SEEBOARD                                       0.20            0.45

DOMESTIC OPERATIONS:
Non Fuel Electric Revenue                        --            0.16
Operations and Maintenance                     0.02           (0.02)
Depreciation and Amortization                  0.02           (0.10)
Mirror CWIP                                   (0.05)          (0.20)
Other                                         (0.08)          (0.09)


DOMESTIC NON-RECURRING FACTORS:
1996:
Transok Sale                                   0.03            0.57
Transok Operations                            (0.05)          (0.06)
U.S. Electric Operating Company Reserves         --           (0.42)
CSW Energy Reserves                              --           (0.07)
Effect of Additional Shares Issued            (0.03)          (0.17)
CPL Fuel Settlement                           (0.01)          (0.03)
CPL Reserve for Regulatory Assets             (0.05)          (0.05)
Restructuring Charge                          (0.03)          (0.06)

1995:
El Paso Merger Termination                       --            0.14
Tax Adjustments                                  --           (0.15)
CPL Base Rate Case                               --            0.08
WTU Settlement                                (0.01)          (0.01)

1996 REPORTED EARNINGS PER SHARE:             $0.28           $2.07
                                              -----           -----


        Central and South West Corporation, a Dallas-based public utility holding company, owns four U.S. electric utility subsidiaries that provide service to portions of Texas, Oklahoma, Louisiana and Arkansas. It also owns SEEBOARD plc, a regional electricity company in the United Kingdom. In addition, Central and South West Corporation owns non-utility subsidiaries involved in independent power production, telecommunications, energy efficiency and financial transactions.


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For more information, contact Sharon R. Peavy, director of investor relations for Central and South West Corporation, at (214) 777-1277.